Exhibit 23.2

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-124958) pertaining to the 2004 Stock Incentive Plan of Asset Acceptance Capital Corp. of our reports dated March 5, 2007, with respect to the consolidated financial statements of Asset Acceptance Capital Corp., Asset Acceptance Capital Corp.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Asset Acceptance Capital Corp., included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Detroit, Michigan

May 21, 2008